EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bridgeline Digital, Inc. on Forms S-8 (No. 333-170819, No. 333-181677 and No. 333-181678) of our report dated December 5, 2012, and with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2012 and 2011 and for the years then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2012.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
December 5, 2012